June 28, 2024

Yaser Ali

yaser.ali@gmail.com

Re: Offer Letter

Dear Mr. Ali,

Microvast Holdings, Inc. (“Microvast” or the “Company”) is pleased to offer you employment with the Company according to the terms outlined herein.

Start Date. We anticipate your first day of employment with the Company will be July 05, 2024, or such other date as we may mutually agree.

Position. Your title will be Chief Financial Officer of the Company. You will report directly to the Company’s Chief Executive Officer.

Duties. In your capacity as Chief Financial Officer, you will perform duties and responsibilities that are commensurate with your position as the Chief Financial Officer of a publicly traded company and as may be assigned to you from time to time by the Chief Executive Officer of the Company or its Board of Directors (the “Board”).

Compensation. Your initial compensation is summarized below. Your compensation is subject to change at the discretion of the Board, or a duly authorized committee thereof based on individual and company performance.

1.	Base Salary. Your annual base salary will be $325,000, less customary withholding and other authorized deductions. Your base salary will be paid according to the Company’s normal payroll practices as in effect from time to time.
2.	Annual Short-Term Incentive. You will be eligible for an annual bonus under the Company’s annual short-term incentive program, as approved by the Board or a committee of the Board from time to time, with a target opportunity of 25% of base salary paid in a calendar year (“Annual Bonus”). The actual amounts paid will be subject to individual and Company performance and will be payable when bonuses are otherwise paid to executive employees of the Company, subject to your continued employment with the Company through the payment date.
3.	Annual Long-Term Incentive. You will be eligible to participate in the Company’s long-term incentive program, as approved by the Board or a committee of the Board from time to time (the “LTI Program”) under the Company’s 2021 Equity Incentive Plan, as amended (the “Equity Plan”). The amounts, form and terms and conditions of awards under the LTI Program, if any, will be determined and approved by the Board or a committee of the Board.

12603 Southwest Freeway, Suite 300 | Stafford, TX 77477 TEL: 281-491-9505 1

4.	One-time Equity Incentive. An award with an aggregate grant date value of $75,000, which will be granted in the form of time-vesting restricted stock units under the Equity Plan, in the financial quarter following your start date and will vest in equal installments on each of the first, second and third anniversaries of the grant date, subject in all respects to approval by the Board or a committee of the Board and your continued employment with the Company on each vesting date.

Benefits.

1.	Insurance. Your position is eligible for standard group health, dental and vision benefits offered to our full-time, U.S.-based employees. Our group health insurance plan provides for participation by new employees on the first calendar day of the month following your start date.
2.	Paid Time Off. Your position is eligible for 15 days of paid time off annually. Paid time off will be prorated for a partial year of service.
3.	Other Benefits. You will be eligible to participate in any other benefit plans or programs that the Company establishes and makes available to its employees of similar status from time to time, provided that you are eligible under (and subject to all provisions of) the terms and conditions of those plans or programs.
4.	Expense Reimbursement. The Company will reimburse you for reasonable documented business expenses incurred in accordance with its expense reimbursement policy and procedures as in effect from time to time.

Relocation. As a condition to your employment, no later than four months following your start date you will relocate your primary residence to the Houston, Texas metro area. The Company will reimburse you up to $20,000 for reasonable and customary expenses actually incurred by you relating to such relocation, subject to the terms and conditions of the Company’s policies and procedures related to relocation and employee expense reimbursement as in effect from time to time.

Termination of Employment.

1.	Termination for Any or No Reason. Your employment with the Company will at all times be on an “at-will” basis and nothing in this letter provides you the right to employment for any specified period. The Company and you each have the right to terminate your employment at any time for any reason or for no reason. Upon termination of your employment for any reason, whether by the Company or you, you will receive payment of (a) your accrued base salary through and including the date of termination and (b) any other amounts or benefits required to be paid or provided to you by applicable law or accrued and vested for your benefit under the benefit plans of the Company (collectively, the “Accrued Amounts”).

12603 Southwest Freeway, Suite 300 | Stafford, TX 77477 TEL: 281-491-9505 2

2.	Termination due to Death or Disability. Your employment with the Company will automatically terminate upon your death and may be terminated by the Company upon your Disability (as defined in the Company’s long-term disability plan). If your employment with the Company is terminated by reason of your death or Disability, and subject to your (or your estate’s) timely execution and non-revocation of a general release of claims in favor of the Company and compliance with all restrictive covenants applicable to you, and in lieu of any other severance benefits otherwise payable under any Company plan or policy, you (or your estate) will be entitled to, in addition to the Accrued Amounts: (a) any Annual Bonus for the completed fiscal year that ended prior to fiscal year in which your termination of employment occurred but for which payment has not been made, payable at the same time annual bonuses are paid to other executive officers of the Company; and (b) a pro rata portion of the Annual Bonus for the fiscal year in which your termination of employment occurs based on actual certified results for such year (determined by multiplying the amount of such bonus that would be due for the full fiscal year by a fraction, the numerator of which is the number of full months during the fiscal year of termination that you are employed by the Company and the denominator of which is 12), payable as a lump sum cash payment at the same time annual bonuses are paid to other executive officers of the Company.
3.	Termination for Cause; Resignation. If your employment with the Company is terminated by the Company for Cause or as a result of your resignation for any reason (other than for Good Reason), you will only be entitled to payment of the Accrued Amounts, payable in accordance with Company policies and practices, and you will have no further right to receive any other compensation or benefits from the Company or any of its subsidiaries or affiliates. For purposes of this Agreement, “Cause” means: (a) your substantial failure to perform your duties as an employee of the Company, as determined by the Board or a committee thereof; (b) your performance of any act or failure to perform any act that is materially injurious or to the detriment of the Company or its subsidiaries or affiliates; (c) your intentional misconduct or breach of a policy of the Company or any of its subsidiaries or affiliates; (d) your commission of, admission to, conviction of, or entering a plea of nolo contendere to or imposition of unadjudicated probation of, any felony or crime involving moral turpitude, or the commission of any other act involving theft, dishonesty, conflict of interest, breach of trust or physical or emotional harm to any person or property; (e) any act or substantial involvement in an act that could reasonably be expected to bring you or the Company or any of its subsidiaries or affiliates into public disrepute, scandal, contempt or ridicule; (f) your misappropriation of funds or fraud; (g) violation of any fiduciary duty owed to the Company or any of its subsidiaries or affiliates; or (h) your material breach of this letter. Whether or not an event giving rise to “Cause” has occurred will be determined solely by the Board or a committee thereof.
4.	Termination without Cause; Resignation for Good Reason. If your employment with the Company is terminated by the Company without Cause or by you for Good Reason, and subject to your timely execution and non-revocation of a general release of claims in favor of the Company and compliance with all restrictive covenants applicable to you, and in lieu of any other severance benefits otherwise payable under any Company plan or policy, you will be entitled to, in addition to the Accrued Amounts:

12603 Southwest Freeway, Suite 300 | Stafford, TX 77477 TEL: 281-491-9505 3

(a) continued payment of your Base Salary for a period of 6 months immediately following the date of your termination of employment, payable in accordance with the Company’s ordinary payroll practices as established from time to time and (b) any Annual Bonus for the completed fiscal year that ended prior to fiscal year in which your termination of employment occurred but for which payment has not been made, payable as a lump sum cash payment at the same time annual bonuses are paid to other executive officers of the Company. For purposes of this letter, “Good Reason” means, without your written consent: (i) a material reduction in the scope and nature of your duties and responsibilities such that they are fundamentally irreconcilable with your position as Chief Financial Officer; (ii) a material reduction in the amount of your then-current base salary (unless reductions comparable in amount and duration are concurrently made for other executives of the Company); or (iii) a material breach by the Company of a material term of this letter. You will not be deemed to have terminated your employment for Good Reason unless you provide the Company with written notice of such event within 90 days of the initial occurrence thereof and describe such claim in reasonable detail, the Company fails to cure the situation or event within 30 days of delivery of such notice (or such longer time as may be agreed between the parties) and you terminate your employment within 30 days of the expiration of such cure period.

Additional Terms and Conditions.

1.	Background Check and Administrative Matters. This offer of employment is contingent on the outcome of a routine background check and any reference checks. Please sign and return the “Microvast Background Check Notification and Release Form”, which authorizes Microvast to complete a background check investigation.

Upon commencement of your employment, you will also be required to provide documentation demonstrating your authorization to work in the United States and to complete appropriate tax withholding forms. This documentation must be provided no later than the third business day following your start date.

2.	Company Policies; Employee Representations. As a condition to employment, you will be expected to abide by all company policies, procedures, rules and regulations, and you will be required to sign an “Employee Confidentiality and Invention Assignment Agreement”.

In addition, by signing this letter, you represent and warrant to the Company that you are not bound by any agreement with a previous employer or other party that you would in any way violate by accepting employment with the Company or performing your duties as an employee of the Company. You further represent and warrant that, in the performance of your duties with the Company, you will not utilize or disclose any confidential information in breach of an agreement with a previous employer of any other party. If any previous employer asserts a clam that you have committed a breach of any contractual or other material duty to such previous employer, Microvast may immediately terminate your employment without payment of any amounts hereunder other than your Accrued Amounts. In the event of such a claim, Microvast is not obligated to indemnify you for any damages or to provide a defense against such claims.

12603 Southwest Freeway, Suite 300 | Stafford, TX 77477 TEL: 281-491-9505 4

3.	Tax Withholding; Section 409A. All payments and benefits under this letter are subject to applicable tax and other withholdings. The compensation and benefits provided by this letter are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this letter will be interpreted and construed consistent with that intent. A termination of employment will not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this letter, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” Notwithstanding any other provision of this letter, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment will be paid (or provided) in accordance with Section 409A of the Code. If you are a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of your termination of employment, then to the extent required by Section 409A of the Code, no payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A of the Code will be made or commence during the period beginning on the date of your termination and ending on the date that is six months following your termination or, if earlier, on the date of your death. The amount of any payment that would otherwise be paid to you during this period will instead be paid to you on the fifteenth day of the first calendar month following the end of the period. Each amount to be paid or benefit to be provided under this letter will be construed as a separate and distinct payment for purposes of Section 409A. Payments with respect to reimbursements of expenses will be made in accordance with Company policy and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.
4.	Entire Agreement; Amendment. This letter constitutes the entire agreement between you and Microvast relating to the subject matter hereof and supersedes all prior or contemporaneous agreements, discussions, understandings, negotiations or representations, whether oral or written, express or implied, relating to the subject matter hereof. This letter may not be modified or amended except in writing signed by you and Microvast.
5.	Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this letter is invalid, void, illegal or unenforceable, then such body will modify or place the language of such provision with a valid and enforceable substitute but only to the minimum extent necessary to render such provision legal and enforceable. All remaining provisions of this letter will be unaffected and continue in full force and effect.
6.	Governing Law. Except as to matters of federal law, this letter and all actions taken hereunder will be governed by and construed in accordance with the laws of the State of Texas (other than its conflict of law rules). The Company and you shall irrevocably submit to the exclusive jurisdiction of the competent courts in Collin County, Texas, for the purposes of hearing and determining any dispute arising out of this letter and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

12603 Southwest Freeway, Suite 300 | Stafford, TX 77477 TEL: 281-491-9505 5

We welcome your talents and contributions in making Microvast a profitable and thriving global company. We look forward to working with you. Please acknowledge your acceptance of these terms by signing below.

Sincerely,

/s/ Wu Yang

Wu Yang

Founder, Chairman, and CEO

12603 Southwest Freeway, Suite 300 | Stafford, TX 77477 TEL: 281-491-9505 6

ACKNOWLEDGEMENT:  To indicate your acceptance of the Company’s offer of employment as stated above, please sign and date this letter in the space provided below. By accepting this offer, you are confirming that you are not under any restrictive covenants, including but not limited to non-competition agreements and non-solicitation agreements that would preclude you from fulfilling the job responsibilities of Chief Financial Officer set forth in this letter.

Accepted and Agreed:

/s/ Yaser Ali	June 28, 2024
Yaser Ali	Date

This offer expires one week from the date of this letter.

Please scan/email a signed copy to indicate acceptance of offer.

12603 Southwest Freeway, Suite 300 | Stafford, TX 77477 TEL: 281-491-9505 7

MICROVAST, INC.

Corporate Relocation Policy

I.	Statement of Purpose. This policy is designed to support transferred or newly hired employees (the “Employee”) and their families during a move process and to reduce the financial impact of relocations required by the Company. Relocation assistance is not intended to cover every expense associated with relocation and Employee may experience some personal financial loss as a result of the relocation. All relocation assistance is provided at the discretion of the Company and is subject to change at any time.

II.	Employee Eligibility. Eligibility for relocation assistance must be pre-approved by Employee’s supervisor and Human Resources.

III.	Reimbursable Expenses. Subject to the terms and conditions hereof, the Company will reimburse Employee for reasonable and customary relocation expenses, up to the maximum aggregate amount specified in Section V, within thirty (30) days following presentation of documentation acceptable to Company. All amounts paid or reimbursed hereunder are referred to as the “Relocation Benefit.”

Examples of expenses that are generally considered to be reasonable and customary include:

•	One “home finding” trip for Employee and spouse (up to 4 day/3 nights, including round-trip coach airfare or mileage reimbursement, hotel, and rental car.)
•	Packing, loading, transportation and unloading household goods.
•	Carrier insurance at replacement cost up to $75,000 for the entire shipment.
•	Temporary storage-in-transit of household goods for up to sixty (60) days (with no additional loading or unloading).
•	Mileage reimbursement for up to two (2) automobiles; in lieu of driving, the Company will pay to ship your second automobile if the distance exceeds 300 miles.
•	Temporary living costs in the destination location for up to thirty (30) days.
•	One-way coach airfare for you and/or your family if the distance exceeds 300 miles.
•	Miscellaneous expenses, up to $1,000 (including driver’s license and auto registration fees and similar incidental fees and expenses not outlined in this policy)

Additional fees and expenses must be pre-approved by the Company in writing to be eligible for reimbursement hereunder.

Employee is responsible for ensuring all expenditures submitted for reimbursement are reasonable and customary. The Company reserves the right to deny reimbursement for expenses that are not reasonable and customary.

12603 Southwest Freeway, Suite 300 | Stafford, TX 77477 TEL: 281-491-9505 8

IV.	Ineligible Expenses. The following expenses are not eligible to be included in the Relocation Benefit:

•	Transportation or insurance of recreational vehicles (e.g., boats, motorcycles, jet skis, snowmobiles, ATVs, RVs, or similar vehicles.
•	Transportation or insurance of classic or antique vehicles.
•	Transportation or mileage reimbursement for more than two (2) vehicles.
•	Hazardous materials.
•	Insurance for jewelry, artwork or other luxury items.
•	Lease cancellation fees.
•	Closing costs and/or realtor fees related to the sale of your previous home or the purchase of a new home.

V.	Cap. The maximum aggregate Relocation Benefit is USD $20,000, unless otherwise agreed by the Company in writing after considering Employee’s position and the specific circumstances of the proposed relocation. Employee will not be reimbursed for any expenses in excess of the agreed cap.

VI.	Tax Treatment. Please note that under current tax regulations, the Relocation Benefit is considered taxable income and will be reported as income on Employee’s W-2. The Company is required to withhold applicable taxes from the Relocation Benefit paid to Employee, which will not be “grossed up” for tax purposes. If you have any questions regarding the tax treatment of the Relocation Benefit, you should contact your personal tax advisor.

VII.	Repayment Provision. If Employee voluntarily terminates Employee’s employment on or prior to the third anniversary of Employee’s new job start date, Employee shall repay the pre-tax, gross Relocation Benefit to the Company according to the following schedule:

Employee Termination Date	Repayment Amount
On or prior to first anniversary	100% of pre-tax, gross Relocation Benefit
After first anniversary, but on or prior to second anniversary	66.7% of pre-tax, gross Relocation Benefit
After second anniversary, but on or prior to third anniversary	33.3% of pre-tax, gross Relocation Benefit
After third anniversary	0%

Such repayment shall be due and payable at the time of Employee’s separation and the Company shall deduct any amounts owed under this repayment provision from the Employee’s final paycheck or any other amount due to Employee. If said deduction does not fully reimburse the Company for the applicable portion of the Relocation Benefit, the outstanding balance shall thereupon be due and owing by the Employee.

12603 Southwest Freeway, Suite 300 | Stafford, TX 77477 TEL: 281-491-9505 9

By signing this agreement, Employee understands, agrees and authorizes the Company to deduct money from Employee’s final paycheck or any other amount due to Employee pursuant to this repayment provision. Employee further understands that the Company has stated its intention to abide by all applicable federal and state wage and hour laws and that if Employee believes that any such law has not been followed, Employee has the right to file a wage claim with appropriate state and federal agencies.

Agreed and accepted this   28   day of   June       ,   2024   .

/s/ Yaser Ali		Microvast, Inc.
Signature
Print Name:	Yaser Ali	By:

Address:		Print Name:
Title:

12603 Southwest Freeway, Suite 300 | Stafford, TX 77477 TEL: 281-491-9505 10

MICROVAST, INC.

EMPLOYEE CONFIDENTIALITY AND INVENTION ASSIGNMENT AGREEMENT

As a condition of my employment with Microvast, Inc., its subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of the Company’s disclosure of or agreement to disclose certain Proprietary Information (as defined below) to me, any compensation now and/or hereafter paid to me, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree to the terms and conditions of this Employee Confidentiality and Invention Assignment Agreement (this “Agreement”) as follows:

1.	Definitions.

1.1       “Company Inventions” means all Inventions that (i) relate to the business or proposed business of the Company and that are discovered, developed, created, conceived, reduced to practice, made, learned or written by me, either alone or jointly with others, during my Service; (ii) utilize, incorporate or otherwise relate to Proprietary Information; or (iii) are discovered, developed, created, conceived, reduced to practice, made, or written by me using Company time, property or equipment during my Service.

1.2       “Intellectual Property Rights” means all intellectual property and industrial property rights of any kind whatsoever throughout the world, including but not limited to patent rights, copyrights (including but not limited to mask work rights), trademark rights, trade secret rights, and, if recognized, Moral Rights (where “Moral Rights” means all rights related to paternity, integrity, disclosure, and withdrawal), whether or not patentable or registrable under copyright or similar statutes.

1.3       “Inventions” means discoveries, developments, improvements, trade secrets, processes, formulas, data, lists, software programs, and all other works of authorship, mask works, ideas, concepts, know-how, designs, methodologies and techniques, whether or not any of the foregoing is or are patentable or registrable under copyright or any other intellectual property laws or industrial property laws in the United States or elsewhere.

1.4       “Ownership Rights” means all rights, title and interest (including but not limited to Intellectual Property Rights) in property, whether that property is tangible or intangible.

1.5       “Proprietary Information” means all confidential or proprietary information of any kind (tangible and intangible, written and oral, and including information contained or transmitted through any electronic medium) owned by the Company or licensed from third parties or that otherwise relates to the Company, its affiliates, employees, systems and clients, or the Company’s actual or proposed business, which is not publicly available, including, without limitation, (i) research, development, technical data, trade secrets or know-how, drawings, engineering, hardware configuration information, products and product plans, services, marketing, selling and business plans, business arrangements, budgets, unpublished financial statements, licenses, prices, costs, contracts and other agreements, suppliers, customers (including, but not limited to, the Company’s customers on whom I called or with whom I became acquainted during the term of my employment) and customer lists, and other business information; (ii) the identity, personal data, and skills of employees, contractors, and consultants; (iii) specialized training; (iv) information related to Inventions owned by the Company or licensed from third parties; and (v) other non-public information relating to the Company that is not readily ascertainable.

1.6       “Service” means the period during which I am engaged as an employee of the Company.

1.7       “Third Party Information” means confidential or trade secret information that the Company may from time to time receive from third parties or information related to Inventions of third parties, which is subject to a duty on the Company’s part to maintain the confidentiality of such Third Party Information and to use it only for certain limited purposes.

2.	Nondisclosure.

2.1       Company Proprietary Information. I acknowledge that in connection with my Service, the Company has provided, is providing, and will continue to provide me with Proprietary Information and/or initial or continuing specialized training. I agree that during my Service and thereafter, pursuant to this agreement (the “Nondisclosure Agreement”), I will hold in strictest confidence and not use, except for the benefit of the Company, any of the Proprietary Information, and will not disclose, make available, discuss, transmit, use, lecture upon, or publish any Proprietary Information, except as such disclosure, availability, discussion, transmission, use, or publication may be expressly authorized by the Company’s Board of Directors or Chief Executive Officer, in any such case pursuant to a written non-disclosure agreement that sufficiently protects the Proprietary Information. I further acknowledge and agree that all rights, title, and interest in any Proprietary Information will remain the exclusive property of the Company. I also acknowledge and agree that in connection with this Nondisclosure Agreement, I will also be bound by the provisions of Section 5. I further acknowledge and agree that the Company’s conduct in agreeing to and providing me with Proprietary Information in exchange for my Nondisclosure Agreement gives rise to the Company’s interest in restraining me from competing, directly or indirectly, against the Company as set forth in Section 5 (the “Non-Compete and Non-Solicitation Agreement”), and that my agreement to the Non-Compete and Non-Solicitation Agreement is designed to enforce my Nondisclosure Agreement. Notwithstanding anything to the contrary herein, nothing in this Agreement is intended to limit my right to (i) discuss the terms, wages, and working conditions of my employment to the extent permitted and/or protected by applicable labor laws, (ii) report Proprietary Information in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is legally protected and is solely for the purpose of reporting or investigating a suspected violation of law, or (iii) to disclose Proprietary Information in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and I do not otherwise disclose such Proprietary Information, except pursuant to court order.

2.2       Third Party Information. At all times during my Service and thereafter, I will hold Third Party Information in the strictest confidence and not use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party, and will not disclose, make available, discuss, transmit, use, lecture upon, or publish any Third Party Information, except as such disclosure, availability, discussion, transmission, use, or publication may be required in connection with my Service, or unless the Chief Executive Officer of the Company expressly authorizes such in writing.

2.3       Former Employer Information. I agree that during my Service I shall not use or incorporate into any Company Invention any proprietary or confidential information or trade secrets of any former employer, any person or entity for whom I provided services, or any other person or entity, unless I have obtained all consents, licenses, or other rights necessary to allow me to provide the Company with the assignments and licenses set forth herein and the Company has expressly consented thereto in writing. I represent and warrant that during my Service I shall not improperly use or disclose any proprietary or confidential information or trade secret, if any, of any former employer or any other person or entity to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person or entity unless expressly consented to in writing by that former employer, person, or entity. I further represent that I am not a party to any currently effective employment contract, covenant not to compete or other agreement that could potentially have any bearing on my ability to accept employment with the Company, and that the Company has instructed me that I am not to perform any action, directly or indirectly, in the course of any duties or responsibilities that I may have at any time for it, that would violate the terms of any currently effective contract to which I am a party.

2.4       Notice of Unauthorized Disclosure. If I lose or make unauthorized disclosure of any Proprietary Information, I will immediately notify the Company and take all reasonable steps necessary to retrieve the lost or improperly disclosed Proprietary Information.

2.5       Notice of Immunity Under the Defend Trade Secrets Act. I acknowledge that I have been informed by the Company that pursuant to 18 U.S.C. § 1833(b), I will not be held criminally or civilly liable under any federal or state law for any disclosure of a trade secret that: (a) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case where such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Company’s trade secrets to my attorney and use the applicable trade secret information in the court proceeding if I file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

3.       Assignment.

3.1       Assignment of Ownership Rights. I hereby irrevocably assign to and vest all title, interest, and right in the Company any Ownership Rights I may have or acquire in any Proprietary Information and acknowledge that all Proprietary Information shall be the sole property of the Company and that the Company shall be the sole owner of all Ownership Rights in connection therewith. I hereby irrevocably assign to and vest all title, interest, and right in the Company all my Ownership Rights (including but not limited to Intellectual Property Rights) in and to any and all Company Inventions and acknowledge that all Company Inventions shall be the sole property of the Company and that the Company shall be the sole owner of all Ownership Rights in connection therewith. 1 understand and agree that the decision whether or not to commercialize or market any Company Invention is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such Company Invention.

3.2       Retained Inventions. To preclude any possible uncertainty over the ownership of any Inventions, I have, to the best of my knowledge, set forth on Exhibit A attached hereto a complete list of all Inventions that I have, alone or jointly with others, prior to commencement of my Service, discovered, developed, created, conceived, reduced to practice, made, learned, or written, or caused to be discovered, developed, created, conceived, reduced to practice, made, learned, or written, that I consider to be my property or the property of third parties (collectively, “Retained Inventions”). I will advise the Company promptly in writing of any Invention that I believe constitutes a Retained Invention and is not otherwise disclosed on Exhibit A. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company that all Inventions have not been listed for that reason. I agree that I will not incorporate, or permit to be incorporated, any Retained Inventions without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of my Service, I incorporate any Retained Inventions into a Company Invention, product or service or rely upon any Retained Invention in discovering, developing, creating, conceiving, or reducing to practice any Company Invention, I hereby unconditionally grant to the Company a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, fully paid, assignable, right and license, with the right to sublicense through multiple levels of sublicensees, (i) to reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally perform, transmit and display, and otherwise use such Retained Invention in any medium or format, whether now known or hereafter discovered, as part of or in connection with such Company Invention, product or service, (ii) to use, make, have made, sell, offer to sell, import, and otherwise exploit such Retained Invention as part of or in connection with such Company Invention, product or service, and (iii) to exercise any and all other present or future rights in such Retained Invention as part of or in connection with such Company Invention, product or service.

3.3       Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Company Inventions to the Company do not apply to any Invention that I have developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secret information or Proprietary Information (an “Other Invention”) except for those Other Inventions that either (i) relate at the time of conception or reduction to practice of such Other Invention to the business or proposed business of the Company, or actual or demonstrably anticipated research or development of the Company or (ii) result from any work that I performed for the Company. I will advise the Company promptly in writing of any Invention that I believe constitutes an Other Invention and is not otherwise disclosed on Exhibit A. I agree that I will not incorporate, or permit to be incorporated, any Other Invention owned by me or in which I have an interest into a Company Invention, product or service without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of my Service, I incorporate an Other Invention owned by me or in which I have an interest into a Company Invention, product or service or rely upon any such Other Invention in discovering, developing, creating, conceiving, or reducing to practice any Company Invention, I hereby unconditionally grant to the Company a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, fully paid, assignable, right and license, with the right to sublicense through multiple levels of sublicensees, (i) to reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally perform, transmit and display, and otherwise use such Other Invention in any medium or format, whether now known or hereafter discovered, as part of or in connection with such Company Invention, product or service, (ii) to use, make, have made, sell, offer to sell, import, and otherwise exploit such Other Invention as part of or in connection with such Company Invention, product or service, and (iii) to exercise any and all other present or future rights in such Retained Invention as part of or in connection with such Company Invention, product or service.

3.4       Maintenance of Records. I agree to keep and maintain adequate and current written records of all Company Inventions made by me (solely or jointly with others) during my Service. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will remain the sole property of the Company.

3.5       Works of Authorship. I acknowledge and agree that any work of authorship that is made by me (either alone or jointly with others) during my Service comprising Company Inventions shall be deemed to be a “work made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101), and shall be the sole and complete property of the Company. To the extent that any such work of authorship may not be deemed to be a work made for hire, I hereby irrevocably assign and vest all title, interest, and right of all my Ownership Rights in and to such work to the Company. If any such work of authorship cannot be assigned, I hereby grant to the Company an exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, make, modify, sell, offer for sale, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of my Service, whether during or after my employment with the Company, I agree not to (i) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (ii) merge any such work of authorship with other Inventions. To the extent Moral Rights may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby irrevocably waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

3.6       No License to Company Inventions. I acknowledge and agree that nothing in this Agreement shall be deemed to grant, by implication, estoppel or otherwise, (i) a license from the Company to me to make, use, license, or transfer in any way a Company Invention or (ii) a license from the Company to me regarding any of the Company’s existing or future Ownership Rights.

3.7       Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

4.	Enforcement of Rights.

4.1       Further Assurances. I will assist the Company in every proper way to obtain and from time to time enforce Ownership Rights relating to Company Inventions in any and all countries. To that end I will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Ownership Rights and the assignment thereof. In addition, I will execute, verify, and deliver assignments of such Ownership Rights to the Company. My obligation to assist the Company with respect to Ownership Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my Service, but the Company shall compensate me at a reasonable rate after such termination for the time actually spent by me at the Company’s request on such assistance.

4.2       Attorney-in-Fact. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company’s and its assigns’ duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed, verified, and filed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that I now or may hereafter have for infringement of any Ownership Rights assigned hereunder to the Company.

4.3       Obligation to Keep Company Informed. During my Service, I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Company Inventions. In addition, during the first year after termination of my Service, I will provide the Company with a complete copy of each patent application and copyright registration application (including but not limited to any mask work registration application) filed by me or that names me as an inventor, co-inventor, author, co author, creator, co-creator, developer, or co-developer. I will provide the Company with a copy of such applications within ten (10) days from the filing date of such applications.

5.	Non-Competition; Non-Solicitation.

5.1       Provision of Confidential Information. I understand and acknowledge that the Company’s willingness to provide me with access to the Proprietary Information, Third Party Information, customer goodwill, and initial specialized training, to which I have not previously had access, is based in material part on my agreement to the provisions of this Section 5, and that any breach by me of the provisions of this Section 5 will materially damage the Company. I also acknowledge that work and experience with the Company will enhance my value to competitive firms, and that the nature of the Proprietary Information and Third Party Information to which I will be given access would make it difficult, if not impossible, for me to work for a competing company in a position where my duties are similar to those I perform for the Company without disclosing or utilizing the Proprietary Information and Third Party Information. I hereby waive and release any claim that I should be able to use, for the benefit of any competing person or entity, Proprietary Information, Third Party Information, customer goodwill, or initial specialized training that was received or developed by me while working for the Company.

5.2       Interference with Customer Relationships. I acknowledge and agree that information about the Company’s customers and the Company’s marketing strategy with respect to those customers constitutes Proprietary Information and may be a trade secret of the Company. I agree that during the course of my Service, and for a period of twelve (12) months immediately following the termination of my Service for any reason, whether with or without cause, at the option either of the Company or myself, with or without notice, or twelve (12) months from the date of any court order enforcing all or part of this Agreement, whichever is later, I will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type, solicit to the detriment of the Company and/or for the benefit of any competitor of the Company, take away or attempt to take away, in whole or in part, any Customer of the Company or otherwise interfere with the Company’s relationship with any such Customer; and I will not use trade secrets or other unfair business practices to divert or attempt to divert from the Company any Customer of the Company.

For purposes of this Section 5.2, “Customer” shall mean any person, company or business entity (i) to which the Company sells or licenses goods or services and (ii) that I had contact with or performed services for during my Service with the Company or about whom I had access to Proprietary Information by virtue of my employment with the Company. This paragraph is geographically limited to wherever any Customer can be found or is available for solicitation, and I agree that I may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

5.3       Non-Solicitation. I acknowledge that the Company’s employees are a valuable resource of the Company. I agree that during the course of my Service, and for a period of twelve (12) months immediately following the termination of my Service for any reason, whether with or without cause, at the option either of the Company or myself, with or without notice, or twelve (12) months from the date of any court order enforcing all or part of this Agreement, whichever is later, I will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type, solicit, assist, recruit, induce or in any way encourage any employee or consultant of the Company to terminate his or her employment relationship or consulting relationship with or for the Company and/or to accept employment or a consulting relationship elsewhere.

5.4       Covenant Not to Compete.

(a)       I agree that during the course of my Service, and for a period of twelve (12) months immediately following the termination of my Service for any reason with cause, at the option either of the Company or myself, with or without notice, or twelve (12) months from the date of any court order enforcing all or part of this Agreement, whichever is later, I will not, either directly or indirectly, (i) act or agree to act as an advisor, agent, consultant, director, employee, officer, partner, proprietor or otherwise of, (ii) own or acquire any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended) or (iii) participate in the organization, financing, operation, management or control of, any person, corporation, firm, or other entity that competes with, or that is planning to compete with, the Company’s business in the Territory (A) as conducted by the Company during the course of my employment with the Company or (B) planned to be conducted by the Company pursuant to a product or business plan developed prior to the termination of my employment with the Company. “Territory” shall mean (i) all counties in the State of Texas, (ii) all other states of the United States of America, (iii) Asia, and (iv) all other countries of the world in which the Company is then engaged in business. In particular, “Territory” shall include such geographic areas in which (I) the Company’s products and services are then deployed, (II) the Company then has a customer or (HI) the Company then has operations or otherwise targets sales and marketing activities or conducts or has plans to conduct business during the course of my employment. I agree that I may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(b)       The covenants contained in Section 5.4(a) above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 5.4(a). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

5.5	Reasonableness; Enforcement

(a)       I acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to use, except for the benefit of the Company, nor to disclose the Company’s Proprietary Information and my obligations not to compete contained in this Section 5 is necessary to protect the Company’s Proprietary Information and to preserve the Company’s value and goodwill. I further acknowledge the time, geographic and scope limitations of my obligations under this Section 5 are reasonable, especially in light of the Company’s desire to protect its Proprietary Information, and that I will not be precluded from gainful employment if I am obligated not to compete with the Company as described above. In the event the provisions of this Section 5 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

(b)       This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should I later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity that I intend to engage in, I will first notify the Company in writing and meet with a Company representative and a neutral mediator (if the Company elects to retain one at its expense) to discuss resolution of any disputes between the parties. I will provide this notification at least fourteen (14) days before I engage in any activity on behalf of a competitor of the Company or engage in other activity that could foreseeably fall within a questioned restriction. The failure to comply with this requirement shall waive my right to challenge the reasonable scope, clarity, applicability, or enforceability of the Agreement and its restrictions at a later time. All rights of both parties will be preserved if this requirement is complied with even if no agreement is reached in the conference. I further agree that during the term of the restrictions in this Section 5, I shall promptly inform the Company in writing of the identity of any new employer, the job title of my new position and a description of any services to be rendered to that employer; and, if the new employer is a competitor of the Company, will communicate my obligations under this Agreement to each new employer, which shall include providing each new employer with a copy of this Agreement.

6.       No Conflicting Obligations. I represent that my performance of all the terms of this Agreement and my Service does not and will not breach any agreement between me and any other employer, customer, person or entity. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith. I agree that, during the course of my Service, I will not engage in any other employment, occupation or consulting related to the business in which the Company is now involved or becomes involved during the course of my Service, nor will I engage in any other activities that conflict with my obligations to the Company.

7.       Return of Company Property. When my Service is completed or at the Company’s request at any time, I will immediately deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) all drawings, notes, records, data, notes, reports, proposals, lists, correspondence, blueprints, sketches, materials, equipment, memoranda, specifications, devices, formulas, and other documents (whether written, printed, or otherwise reproduced or recorded), together with all copies thereof, including copies stored in any electronic medium, and any other material containing, constituting, or disclosing any Company Inventions, Third Party Information or Proprietary Information. I will also immediately deliver all Company property, including but not limited to, laptops, pagers, cell phones, corporate credit cards, keys and/or access cards. further agree that all property situated on the Company’s premises and owned, leased, or licensed by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by personnel of the Company at any time with or without notice. In the event of the termination of my Service, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B.

8.       Legal and Equitable Remedies.

8.1       Generally. I acknowledge and agree that any breach or threatened breach of any term of this Agreement will result in immediate and irreparable harm to the Company and will cause damage to the Company in amounts difficult to ascertain and that monetary damages alone will not provide an adequate remedy to the Company. Accordingly, I agree that the Company shall be entitled, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement, to a temporary restraining order and to a preliminary and/or permanent injunction. I acknowledge that the remedies contained in this paragraph are reasonably related to the injuries the Company may sustain as a result of my breach or threatened breach of my obligations under the Non-Compete and Non-Solicitation Agreement and are not a penalty.

8.2       Remedies for Breach of Restrictive Covenants. Notwithstanding any provision to the contrary, in the event an enforcement remedy is sought under Section 5, the time periods provided for in that Section shall be extended by one day for each day I fail to comply with the restriction at issue. In the event of breach or threatened breach by me of any provision of Section 5 of this Agreement, the Company shall be entitled to (i) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction without any requirement of posting a bond, (ii) recovery of all attorneys’ fees and costs incurred by the Company in obtaining such relief, and (iii) any other legal and equitable relief to which the Company may be entitled, including without limitation any and all monetary damages which the Company may incur as a result of said breach or threatened breach. The Company may pursue any remedy available, without limitation, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

9.       Authorization to Notify New Employer. In the event that my employment with the Company terminates for any reason, I will provide a copy of this Agreement to any subsequent employer, and I hereby authorize the Company to notify and provide a copy of this Agreement to any new employer or entity for whom I provide services about my rights and obligations under this Agreement following the termination of my Service.

10.       Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the party’s last known address. Such notice shall be deemed given upon personal delivery to the last known address or if sent by certified or registered mail, three days after the date of mailing.

11.       General Provisions.

11.1       Governing Law. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES.

11.2       Exclusive Forum. I HEREBY IRREVOCABLY AGREE THAT THE EXCLUSIVE FORUM FOR ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT SHALL BE IN THE STATE OR FEDERAL COURTS IN TEXAS, AND I AGREE TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF ANY COURT IN TRAVIS COUNTY, TEXAS AND WAIVE ANY DEFENSE THERETO.

11.3       Entire Agreement. This Agreement, and any offer letter or employment agreement signed concurrently herewith, sets forth the entire agreement and understanding between the Company and me relating to the subject matter hereof and supersedes and merges all prior discussions or representations between us, including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral, and any previously executed proprietary information agreements. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the undersigned and the Chief Executive Officer of the Company. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement.

11.4       Severability.

(a)       I acknowledge and agree that each agreement and covenant set forth herein constitutes a separate agreement independently supported by good and adequate consideration and that each such agreement shall be severable from the other provisions of this Agreement and shall survive this Agreement.

(b)       I understand and agree that this Agreement is to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any section of this Agreement, including but not limited to, Sections 5.2, 5.3 and 5.4, is too broad to be enforced as written, the Company and I intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable, provided, however, that such reformation applies only with respect to the operation of such provision in the particular jurisdiction with respect to which such determination was made. If, however, any section of this Agreement, including, but not limited to, Sections 5.2, 5.3 and/or 5.4, is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

11.5       Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors and assigns. I expressly agree that the Company has the right to assign this Agreement.

11.6       Survival. The provisions of this Agreement shall survive the termination of my Service for any reason and the assignment of this Agreement by the Company to any successor in interest or other assignee.

11.7       At-Will Relationship. I AGREE AND UNDERSTAND THAT MY SERVICE IS FOR AN UNSPECIFIED DURATION AND IS “AT-WILL” EMPLOYMENT, WHICH MEANS THAT EITHER I OR THE COMPANY MAY TERMINATE THE RELATIONSHIP AT ANY TIME, WITH OR WITHOUT PRIOR NOTICE AND WITH OR WITHOUT CAUSE. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY THE COMPANY’S CHIEF EXECUTIVE OFFICER. I FURTHER AGREE AND UNDERSTAND THAT NOTHING IN THIS AGREEMENT SHALL CONFER ANY RIGHT WITH RESPECT TO CONTINUATION OF SERVICE, NOR SHALL IT INTERFERE IN ANY WAY WITH MY RIGHT OR THE COMPANY’S RIGHT TO TERMINATE MY SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE OR ADVANCE NOTICE.

11.8       Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

11.9       Recovery of Attorneys’ Fees. In the event of any litigation arising from or relating to this Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party’s costs and reasonable attorneys’ fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

11.10       Construction. The headings to each section or paragraph of this Agreement are provided for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof. The language used in this Agreement will be deemed to by the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against either party.

11.11       Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

11.12       Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties to this Agreement, and an executed copy of this Agreement may be delivered by one or more parties to this Agreement by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

At the request of any party to this Agreement, all parties to this Agreement agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction of this Agreement.

* * * * *

[Signature Page Follows]

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY SERVICE, RESTRICTS MY RIGHT TO DISCLOSE OR USE PROPRIETARY INFORMATION AND THIRD-PARTY INFORMATION DURING OR SUBSEQUENT TO MY PERIOD OF SERVICE, PROHIBITS ME FROM COMPETING WITH THE COMPANY DURING AND FOR TWELVE (12) MONTHS AFTER MY SERVICE IS TERMINATED FOR ANY REASON, AND FROM SOLICITING EMPLOYEES AND CUSTOMERS OF THE COMPANY DURING AND FOR TWELVE (12) MONTHS AFTER MY SERVICE IS TERMINATED FOR ANY REASON.

I ACKNOWLEDGE AND AGREE TO EACH OF THE FOLLOWING ITEMS: (I) I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE; (II) I HAVE CAREFULLY READ THIS AGREEMENT; (III) I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND THEM; AND (IV) I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT; AND (V) I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE PRIOR TO SIGNING THIS AGREEMENT.

This Agreement shall be effective as of the first day of my Service.

Dated:	June 28, 2024	/s/ Yaser Ali
Signature

Name: Yaser Ali
Address: _________________________ ___________________________

ACCEPTED AND AGREED TO:

MICROVAST, INC.

By:	____________________________
Name:	____________________________
Title:	____________________________

Microvast, Inc.
Signature Page to Proprietary Information
and Inventions Agreement

EXHIBIT A

Ladies and/or Gentlemen:

Pursuant to the Employee Confidentiality and Invention Assignment Agreement (the “Agreement”) by and between me and Microvast, Inc., the following is a complete list of all Inventions (as such term is defined in the Agreement) that I desire to remove from the operation of the Agreement in accordance with Section 3.2 of the Agreement.

  ✓     I have no Inventions to disclose.

          I have Inventions which I have disclosed on the attached Invention Disclosure form(s).

/s/ Yaser Ali
Signature

Name: Yaser Ali
Date: June 28, 2024

A-1

LIST OF RETAINED INVENTIONS
AND PRIOR WORKS OF AUTHORSHIP

Invention Disclosure #

Inventors: 1.

2.

3.

Title of Invention:

Problem solved by invention:

Invention Description:

Add additional signed, dated sheets and drawings if necessary.

Has this invention (or, if more than one, have these inventions) been disclosed outside of the Company? Yes         No

Inventor Signature:	Date:
Name:

A-2

EXHIBIT B

MICROVAST, INC.

TERMINATION CERTIFICATION

I represent that I do not have in my possession, nor have I failed to return, any drawings, notes, records, data, notes, reports, proposals, lists, correspondence, blueprints, sketches, materials, equipment, memoranda, specifications, devices, formulas, or other documents (whether written, printed, or otherwise reproduced or recorded), or copies thereof, including copies stored in any electronic medium, belonging to Microvast, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further represent that I have complied with all the terms of the Company’s Proprietary Information and Inventions Agreement signed by me, including, but not limited to, the reporting of any Company Inventions or Other Inventions (as such terms are defined therein).

I confirm my ongoing agreements contained in the Proprietary Information and Inventions Agreement, including Section 2 (Nondisclosure), Section 5.1 (Interference with Customer Relationships), Section 5.3 (Non-Solicitation) and Section 5.4 (Covenant Not to Compete).

Signature

Name:
Date:

B-1